Exhibit 3.27

NOTE ABOUT TRANSLATION:

This document is an English translation of a document prepared in Dutch. In preparing this document, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law.

In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

INCORPORATION OF BV

(Clover Leaf Seafood 2 B.V.)

On this twelfth day of November two thousand eight appeared before me, Pieternel kouwenhoven, hereinafter referred as: “civil law notary”, as substitute of Dominique Francois Margaretha Maria Zaman, civil law notary officiating in Rotterdam, the Netherlands:

Erik Uljee, born in Ekeren, Belgium on the sixteenth day of November nineteen hundred and seventy-six, employed at Weena 690, 3012 CN Rotterdam, the Netherlands, in this respect acting as attorney in writing of:

Clover Leaf Seafood Coöperatief U.A., a cooperative association organized under the laws of the Netherlands, having its statutory seat in Amsterdam, the Netherlands, and its office address at Strawinskylaan 3106 Atrium, 1077 ZX Amsterdam, the Netherlands (the “Incorporator”).

The person appearing declared the following:

The Incorporator hereby incorporates a private limited liability company under Dutch law (besloten vennootschap met beperkte aansprakelijkheid) (the “Company”), with the following Articles of Association.

ARTICLES OF ASSOCIATION:

Article 1. Definitions.

1.1.	In these Articles of Association the following words shall have the following meanings:

a.	a “Share”:

a share in the capital of the Company;

b.	a “Shareholder”:

a holder of one or more Shares;

c.	the “Shareholders’ Body”:

the body of the Company consisting of Shareholders entitled to vote together with pledgees and usufructuaries to whom voting rights attributable to Shares accrue;

d.	a “General Meeting of Shareholders”:

a meeting of Shareholders and other persons entitled to attend meetings of Shareholders;

e.	“DRH-rights”:

the rights conferred by law upon holders of depositary receipts issued with a company’s cooperation for shares in its capital;

f.	the “Management Board”:

the management board of the Company;

g.	“in writing”:

by letter, by telecopier, by e-mail, or by a legible and reproducible message otherwise electronically sent, provided that the identity of the sender can be sufficiently established;

h.	the “Distributable Equity”:

the part of the Company’s equity which exceeds the aggregate of the issued capital and the reserves which must be maintained pursuant to the law;

i.	a “Company Body”:

the Management Board or the Shareholders’ Body.

1.2.	References to Articles shall be deemed to refer to articles of these Articles of Association, unless the contrary is apparent.

Article 2. Name and Official Seat.

2.1.	The Company’s name is:

Clover Leaf Seafood 2 B.V.

2.2.	The official seat of the Company is in Amsterdam, the Netherlands.

Article 3. Objects.

The objects of the Company are:

a.	to incorporate, to participate in any way whatsoever in, to manage, to supervise businesses and companies;

b.	to finance businesses and companies;

c.	to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with aforementioned activities;

d.	to render advice and services to businesses and companies with which the Company forms a group and to third parties;

e.	to grant guarantees, to bind the company and to pledge its assets for obligations of businesses and companies with which it forms a group and for obligations of third parties;

f.	to acquire, alienate, manage and exploit registered property and items of property in general;

g.	to trade in currencies, securities and items of property in general;

h.	to develop and trade in patents, trade marks, licenses, know-how and other industrial property rights;

i.	to perform any and all activities of an industrial, financial or commercial nature;

and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense.

Article 4. Authorized Capital.

4.1.	The authorized capital of the Company equals ninety thousand euro (EUR 90,000).

4.2.	The authorized capital of the Company is divided into ninety thousand (90,000) Shares with a nominal value of one euro (EUR 1) each.

4.3.	All Shares shall be registered. No share certificates shall be issued.

Article 5. Register of Shareholders and Register of Depositary Receipt Holders.

5.1.	The Management Board shall keep a register of Shareholders in which the names and addresses of all Shareholders are recorded. The names and addresses of pledgees and usufructuaries of Shares shall also be entered in the register of Shareholders.

5.2.	Section 2:194 of the Dutch Civil Code applies to the register of Shareholders.

5.3.	If depositary receipts for Shares are issued with the cooperation of the Company, the Management Board shall also keep a register of depositary receipt holders in which the names and addresses of all holders of depositary receipts for Shares are recorded. The register of depositary receipt holders may be part of the register of Shareholders.

Article 6. Issuance of Shares.

6.1.	Shares may be issued pursuant to a resolution of the Shareholders’ Body. The Shareholders’ Body may transfer this authority to another Company Body and may also revoke such transfer.

6.2.	A resolution to issue Shares shall stipulate the issue price and the other conditions of issue.

6.3.	Upon issuance of Shares, each Shareholder shall have a right of pre-emption in proportion to the aggregate nominal value of his Shares, subject to the relevant limitations prescribed by law and the provision of Article 6.4.

6.4.	Prior to each single issuance of Shares, the right of pre-emption may be limited or excluded by the Company Body competent to issue such Shares.

6.5.	The provisions of Articles 6.1, 6.2, 6.3 and 6.4 shall apply by analogy to the granting of rights to subscribe for Shares, but do not apply to the issuance of Shares to a person exercising a right to subscribe for Shares previously granted.

6.6.	The issue of a Share shall furthermore require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the issuance shall be parties.

6.7.	The full nominal value of each Share must be paid upon Issuance.

Article 7. Own Shares; Reduction of the Issued Capital.

7.1.	The Company and its subsidiaries may acquire fully paid in Shares or depositary receipts thereof, with due observance of the limitations prescribed by law.

7.2.	The Company may grant loans with a view to a subscription for or an acquisition of Shares or depositary receipts thereof, but not in excess of the amount of the Distributable Equity.

7.3.	The Company shall maintain a non-distributable reserve up to the outstanding amount of the loans referred to in Article 7.2.

7.4.	The Shareholders’ Body may resolve to reduce the Company’s issued capital in accordance with the relevant provisions prescribed by law.

Article 8. Transfer of Shares.

8.1.	The transfer of a Share shall require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the transfer shall be parties.

8.2.	Unless the Company itself is party to the legal act, the rights attributable to the Share can only be exercised after the Company has acknowledged said transfer or said deed has been served upon it in accordance with the relevant provisions of the law.

Article 9. Blocking Clause (approval Shareholders’ Body).

9.1.	A transfer of one or more Shares can only be effected with due observance of the provisions set out in this Article 9, unless (i) all co-Shareholders have approved the intended transfer in writing, which approval shall then be valid for a period of three months, or (ii) the Shareholder concerned is obliged by law to transfer his Shares to a former Shareholder.

9.2.	A Shareholder wishing to transfer one or more of his Shares (hereinafter: the “Applicant”) shall require the approval of the Shareholders’ Body for such transfer. The request for approval shall be made by the Applicant by means of a written notification to the Management Board, stating the number of Shares he wishes to transfer and the person or persons to whom the Applicant wishes to transfer such Shares. The Management Board shall be obliged to convene and to hold a General Meeting of Shareholders to discuss the request for approval within six weeks from the date of receipt of the request. The contents of such request shall be stated in the convocation.

9.3.	Within a period of three months of the Shareholders’ Body granting the approval requested, the Applicant may transfer the total number of the Shares to which the request relates, and not part thereof, to the person or persons named in the request.

9.4.	If:

a.	the Shareholders’ Body does not adopt a resolution regarding the request for approval within six weeks after the request has been received by the Management Board; or

b.	the approval has been refused without the Shareholders’ Body having informed the Applicant, at the same time as the refusal, of one or more interested parties who are prepared to purchase all the Shares to which. the request for approval relates for payment in cash (hereinafter: “Interested Parties”), the approval requested shall be considered to have been granted, in the event mentioned under a on the final day of the six week period mentioned under a. The Company shall only be entitled to act as an Interested Party with the consent of the Applicant.

9.5.	The Shares to which the request for approval relates can be purchased by the Interested Parties at a price to be mutually agreed between the Applicant and the Interested Parties or by one or more experts appointed by them. If they do not reach agreement on the price or the expert or experts, as the case may be, the price shall be set by one or more independent experts to be appointed on the request of one or more of the parties concerned by the chairman of the Chamber of Commerce at which the Company is registered in the Trade Register. If an expert is appointed, he shall be authorized to inspect all books and records of the Company and to obtain all such information as will be useful to him in setting the price.

9.6.	Within one month of the price being set, the Interested Parties must give notice to the Management Board of the number of the Shares to which the request for approval relates they wish to purchase. An Interested Party who fails to submit notice within said term shall no longer be counted as an Interested Party. Once the notice mentioned in the preceding sentence has been given, an Interested Party can only withdraw with the consent of the other Interested Parties.

9.7.	The Applicant may withdraw up to one month after the day on which he is informed to which Interested Party or Parties he can sell all the Shares to which the request for approval relates and at what price.

9.8.	All notifications and notices referred to in this Article 9 shall be made by certified mail or against acknowledgement of receipt. The convocation of the General Meeting of Shareholders shall be made in accordance with the relevant provisions of these Articles of Association.

9.9.	All costs of the appointment of the expert or experts, as the case may be, and their determination of the price, shall be borne by:

a.	the Applicant if he withdraws;

b.	the Applicant and the buyers for equal parts if the Shares have been purchased by one or more Interested Parties, provided that these costs shall be borne by the buyers in proportion to the number of Shares purchased;

c.	the Company, in cases not provided for under a or b.

9.10.	The preceding provisions of this Article 9 shall apply by analogy to rights to subscribe for Shares and rights of pre-emption.

Article 10. Pledging of Shares and Usufruct in Shares.

10.1.	The provisions of Article 8 shall apply by analogy to the pledging of Shares and to the creation or transfer of a usufruct in Shares.

10.2.	On the creation of a right of pledge in a Share and on the creation or transfer of a usufruct in a Share, the voting rights attributable to such Share may be assigned to the pledgee or the usufructuary, with due observance of the relevant provisions of the law.

10.3.	Both the Shareholder without voting rights and the pledgee or usufructuary with voting rights shall have the DRH-rights. The DRH-rights may also be granted to the pledgee or usufructuary without voting rights, but only if the Shareholders’ Body has approved the same and with due observance of the relevant provisions of the law.

Article 11. Depositary Receipts for Shares.

The Company may cooperate in the issuance of registered depositary receipts for Shares, but pursuant to a resolution to that effect of the Shareholders’ Body only. Each holder of such depositary receipts shall have the DRH-rights.

Article 12. Management Board Members.

12.1.	The Management Board shall consist of one or more members A and one or more members B. The number of members A shall be equal to the number of members B of the Management Board. Only Dutch residents may be appointed as Management Board member B, provided that the Shareholders’ Body may at all times appoint one or more non-Dutch residents as Management Board member B by a resolution adopted with a majority of not less than two thirds of the votes cast, representing more than half of the issued capital. The number of Management Board members shall be determined by the Shareholders’ Body. Both individuals and legal entities can be Management Board members.

12.2.	Management Board members are appointed by the Shareholders’ Body with due regard to Article 12.1.

12.3.	A Management Board member may be suspended or dismissed by the Shareholders’ Body at any time.

12.4.	The authority to establish remuneration and other conditions of employment for Management Board members is vested in the Shareholders’ Body.

Article 13. Duties, Decision-making Process and Allocation of Duties.

13.1.	The Management Board shall be entrusted with the management of the Company.

13.2.	When making Management Board resolutions, each Management Board member may cast one vote.

13.3.	All resolutions of the Management Board shall be adopted by more than half of the votes cast in a meeting in which at least one Management Board member A and one member B are present or represented.

13.4.	Management Board resolutions may at all times be adopted outside of a meeting, in writing or otherwise, provided the proposal concerned is submitted to all Management Board members then in office and none of them objects to this manner of adopting resolutions. Adoption of resolutions in writing shall be effected by written statements from all Management Board members then in office.

13.5.	Resolutions of the Management Board shall be recorded in a minute book that shall be kept by the Management Board.

13.6.	The Management Board may establish further rules regarding its decision-making process and working methods. In this context, the Management Board may also determine the duties for which each Management Board member in particular shall be responsible. The Shareholders’ Body may decide that such rules and allocation of duties must be put in writing and that such rules and allocation of duties shall be subject to its approval.

13.7.	At least one physical meeting of the Management Board shall be held in the Netherlands each year.

Article 14. Representation; Conflicts of Interest.

14.1.	The Company shall be represented by the Management Board. A Management Board member A and a Management Board member B, acting jointly, shall also be authorized to represent the Company.

14.2.

The Management Board may appoint officers with general or limited power to represent the Company. Each officer shall be competent to represent the Company, subject to the restrictions imposed on him. The Management Board shall determine each officer’s title. Such officers may be registered at the

Commercial Register, indicating the scope of their power to represent the Company. The authority of an officer thus appointed may not extend to any transaction where the Company has a conflict of interest with the officer concerned or with one or more Management Board members.

14.3.	In the event of a conflict of interest between the Company and one or more Management Board members, the provisions of Article 14.1 shall continue to apply unimpaired unless the Shareholders’ Body has appointed one or more other persons to represent the Company in the case at hand or in general in the event of such a conflict. A resolution of the Management Board with respect to a matter involving a conflict of interest with one or more Management Board members in a private capacity shall be subject to the approval of the Shareholders’ Body, but the absence of such approval shall not affect the authority of the Management Board or its members to represent the Company.

Article 15. Approval of Management Board Resolutions.

15.1.	The Shareholders’ Body may require Management Board resolutions to be subject to its approval. The Management Board shall be notified in writing of such resolutions, which shall be clearly specified.

15.2.	The absence of approval by the Shareholders’ Body of a resolution as referred to in this Article 15 shall not affect the authority of the Management Board or its members to represent the Company.

Article 16. Vacancy or Inability to Act.

If a seat is vacant on the Management Board (‘ontstentenis) or a Management Board member is unable to perform his duties (belet), the remaining Management Board members or member shall be temporarily entrusted with the management of the Company. If all seats in the Management Board are vacant or all Management Board members or the sole Management Board member, as the case may be, are unable to perform their duties, the management of the Company shall be temporarily entrusted to one or more persons designated for that purpose by the Shareholders’ Body.

Article 17. Financial Year and Annual Accounts.

17.1.	The Company’s financial year shall be the calendar year.

17.2.	Annually, not later than five months after the end of the financial year, unless by reason of special circumstances this period is extended by the Shareholders’ Body by not more than six months, the Management Board shall prepare annual accounts and deposit the same for inspection by the Shareholders at the Company’s office.

17.3.	Within the same period, the Management Board shall also deposit the annual report for inspection by the Shareholders, unless Section 2:396, subsection 6 or Section 2:403 of the Dutch Civil Code applies to the Company.

17.4.	The annual accounts shall consist of a balance sheet, a profit and loss account and explanatory notes.

17.5.	The annual accounts shall be signed by the Management Board members. If the signature of one or more of them is missing, this shall be stated and reasons for this omission shall be given.

17.6.	The Company may, and if the law so requires shall, appoint an accountant to audit the annual accounts. Such appointment shall be made by the Shareholders’ Body.

17.7.	The Shareholders’ Body shall adopt the annual accounts.

17.8.	The Shareholders’ Body may grant full or limited discharge to the Management Board members for the management pursued.

Article 18. Profits and Distributions.

18.1.	The allocation of profits accrued in a financial year shall be determined by the Shareholders’ Body. If the Shareholders’ Body does not adopt a resolution regarding the allocation of the profits prior to or at latest immediately after the adoption of the annual accounts, the profits will be reserved.

18.2.	Distribution of profits shall be made after adoption of the annual accounts if permissible under the law given the contents of the annual accounts.

18.3.	The Shareholders’ Body may resolve to make interim distributions on Shares and/or to make distributions on Shares at the expense of any reserve of the Company. In addition, the Management Board may decide to make interim distributions on Shares.

18.4.	Distributions on Shares shall be made payable immediately after the resolution to make the distribution, unless another date of payment has been determined in the resolution.

18.5.	Distributions on Shares may be made only up to an amount which does not exceed the amount of the Distributable Equity.

18.6.	In calculating the amount of any distribution on Shares, Shares held by the Company shall be disregarded.

Article 19. General Meetings of Shareholders.

19.1.	The annual General Meeting of Shareholders shall be held within six months after the end of the financial year.

19.2.	Other General Meetings of Shareholders shall be held as often as the Management Board deems such necessary.

19.3.	Shareholders and/or persons with DRH-rights representing in the aggregate at least one-tenth of the Company’s issued capital may request the Management Board to convene a General Meeting of Shareholders, stating specifically the subjects to be discussed. If the Management Board has not given proper notice of a General Meeting of Shareholders within four weeks following receipt of such request such that the meeting can be held within six weeks after receipt of the request, the applicants shall be authorized to convene a meeting themselves.

Article 20. Notice, Agenda and Venue of Meetings.

20.1.	Notice of General Meetings of Shareholders shall be given by the Management Board. Furthermore, notice of General Meetings of Share-holders may be given by persons to whom voting rights to Shares accrue representing in the aggregate at least half of the Company’s issued capital, without prejudice to the provisions of Article 19.3.

20.2.	Notice of the meeting shall be given no later than on the fifteenth day prior to the day of the meeting.

20.3.	The notice of the meeting shall specify the subjects to be discussed. Subjects which were not specified in such notice may be announced at a later date, with due observance of the term referred to in Article 202.

20.4.	A subject for discussion of which discussion has been requested in writing not later than thirty days before the day of the meeting by one or more Shareholders and/or persons with DRH-rights who individually or jointly represent at least one percent of the Company’s issued capital, shall be included in the notice or shall be notified in the same way as the other subjects for discussion, provided that no important interest (zwaarwichtig belang) of the Company dictates otherwise.

20.5.	The notice of the meeting shall be sent by letters to the addresses of the Shareholders and the persons with DRH-rights shown in the register of Shareholders and the register of depositary receipt holders. Instead of through notice letters, any Shareholder and person with DRH-rights that gives his consent, may be sent notice of the meeting by means of a legible and reproducible message electronically sent to the address stated by him for this purpose to the company.

20.6.	General Meetings of Shareholders are held in the municipality in which, according to these Articles of Association, the Company has its official seat. General Meetings of Shareholders may also be held elsewhere, but in that case valid resolutions of the Shareholders’ Body may only be adopted if all of the Company’s issued capital is represented and each person with DRH-rights has been duly convened.

Article 21. Admittance and Rights at Meetings.

21.1.	Each Shareholder and each person with DRH-rights shall be entitled to attend the General Meetings of Shareholders, to address the meeting and, if the voting rights accrue to him, to exercise his voting rights. Shareholders and persons with DRH-rights may be represented in a meeting by a proxy authorized in writing.

21.2.	At a meeting, each person present with voting rights must sign the attendance list. The chairperson of the meeting may decide that the attendance list must also be signed by other persons present at the meeting.

21.3.	The Management Board members shall, as such, have the right to give advice in the General Meetings of Shareholders.

21.4.	The chairperson of the meeting shall decide on the admittance of other persons to the meeting.

Article 22. Chairperson and Secretary of the Meeting.

22.1.	The chairperson of a General Meeting of Shareholders shall be appointed by more than half of the votes cast by the persons with voting rights present at the meeting. Until such appointment is made, a Management Board member shall act as chairperson, or, if no Management Board member is present at the meeting, the eldest person present at the meeting shall act as chairperson.

22.2.	The chairperson of the meeting shall appoint a secretary for the meeting.

Article 23. Minutes; Recording of Shareholders’ Resolutions.

23.1.	The secretary of a General Meeting of Shareholders shall keep minutes of the proceedings at the meeting. The minutes shall be adopted by the chairperson and the secretary of the meeting and as evidence thereof shall be signed by them.

23.2.	The Management Board shall keep record of all resolutions adopted by the Shareholders’ Body. If the Management Board is not represented at a meeting, the chairperson of the meeting shall ensure that the Management Board is provided with a transcript of the resolutions adopted, as soon as possible after the meeting. The records shall be deposited at the Company’s office for inspection by the Shareholders and the persons with DRH-rights. On application, each of them shall be provided with a copy of or an extract from the records.

Article 24. Adoption of Resolutions in a Meeting.

24.1.	Each Share confers the right to cast one vote.

24.2.	To the extent that the law or these Articles of Association do not require a qualified majority, all resolutions of the Shareholders’ Body shall be adopted by more than half of the votes cast.

24.3.	If there is a tie in voting, the proposal shall be deemed to have been rejected.

24.4.	If the formalities for convening and holding of General Meetings of Shareholders, as prescribed by law or these Articles of Association, have not been complied with, valid resolutions of the Shareholders’ Body may only be adopted in a meeting, if in such meeting all of the Company’s issued capital is represented and such resolution is carried by unanimous vote and each person with DRH-rights is present or represented.

24.5.	In the Shareholders’ Body, no voting rights may be exercised for any Share held by the Company or a subsidiary, nor for any Share for which the Company or a subsidiary holds the depositary receipts. However, pledgees and usufructuaries of Shares owned by the Company or a subsidiary are not excluded from exercising the voting rights, if the right of pledge or the usufruct was created before the Share was owned by the Company or such subsidiary. The Company or a subsidiary may not exercise voting rights for a Share in which it holds a right of pledge or a usufruct.

Article 25. Adoption of Resolutions without holding Meetings.

25.1.	Resolutions of the Shareholders’ Body may also be adopted in writing without holding a General Meeting of Shareholders, provided they are adopted by the unanimous vote of all Shareholders entitled to vote. The provision of Article 21.3 shall apply by analogy. Adoption of resolutions outside of meetings shall not be permissible if there are persons with DRH-rights.

25.2.	Each Shareholder must ensure that the Management Board is informed of the resolutions thus adopted as soon as possible in writing. The Management Board shall keep record of the resolutions adopted and it shall add such records to those referred to in Article 23.2.

Article 26. Amendment of the Articles of Association.

The Shareholders’ Body may resolve to amend these Articles of Association. When a proposal to amend these Articles of Association is to be made at a General Meeting of Shareholders, the notice of such meeting must state so and a copy of the proposal, including the verbatim text thereof, shall be deposited and kept available at the Company’s office for inspection by the Shareholders and the persons with DRH-rights, until the conclusion of the meeting.

Article 27. Dissolution and Liquidation.

27.1.	The Company may be dissolved pursuant to a resolution to that effect by the Shareholders’ Body. When a proposal to dissolve the Company is to be made at a General Meeting of Shareholders, this must be stated in the notice of such meeting.

27.2.	If the Company is dissolved pursuant to a resolution of the Shareholders’ Body, the Management Board members shall become liquidators of the dissolved Company’s property. The Shareholders’ Body may decide to appoint other persons as liquidators.

27.3.	During liquidation, the provisions of these Articles of Association shall remain in force to the extent possible.

27.4.	The balance remaining after payment of the debts of the dissolved Company shall be transferred to the Shareholders in proportion to the aggregate nominal value of the Shares held by each.

27.5.	In addition, the liquidation shall be subject to the relevant provisions of Book 2, Title 1, of the Dutch Civil Code.

Article 28. Transitory Provision.

The first financial year of the Company shall end on the thirty-first day of December two thousand nine. This article shall cease to exist after the end of the first financial year.

Final Provision.

Legal acts of the Company:

a.	pertaining to the acquisition of assets which were owned by the Incorporator or shareholder of the Company, in either case within one year prior to incorporation of the Company or thereafter, and

b.	which occur within the two-years period following registration of the Company with the Trade Register, shall be subject to the provisions of Section 2:204c of the Dutch Civil Code.

Finally, the person appearing has declared:

a.	At incorporation, the issued capital of the Company equals eighteen thousand euro (EUR 18,000) and is divided into eighteen thousand (18,000) shares with a nominal value of one euro (EUR 1) each (the “Issued Shares”). All of the Issued Shares are hereby subscribed for by the Incorporator.

The Issued Shares are issued at par.

The Issued Shares have been paid for in cash. Payment in foreign currency was permitted. The documents which must be attached by virtue of Section 2:203a of the Dutch Civil Code have been attached to this deed (Annex). The Company hereby accepts the payments made on the Issued Shares.

b.	The first Management Board members of the Company are:

–	Scott Anthony Perekslis, born in Worchester, Massachusetts, United States of America on the fourth day of January nineteen hundred sixty-eight, residing at 26 Mountain Farm Road, Millertown, NY 12546, United States of America, with the position of Management Board member A; and

–	Equity Trust Co. N.V., a public company under Dutch law, having its statutory seat in Amsterdam, the Netherlands, and its office address at Strawinskylaan 3106 Atrium, 1077 ZX Amsterdam, the Netherlands, with the position of Management Board member B.

Statement Of No Objections.

With respect to the foregoing incorporation, a ministerial Statement of No Objections of the Dutch Ministry of Justice was granted on the twelfth day of November two thousand eight, under number B.V. 1521728, which is evidenced by a written statement from the Dutch Ministry of Justice attached to this deed (Annex).

Power of Attorney.

Of the abovementioned power of attorney to the person appearing has appeared sufficiently to me, civil law notary, from one (1) power of attorney, which shall be attached to this deed.

End

The person appearing is known to me, civil law notary.

This deed was executed in Rotterdam, the Netherlands, on the date stated in the first paragraph of this deed. The contents of the deed have been stated and clarified to the person appearing. The person appearing has declared not to wish the deed to be fully read out, to have noted the contents of the deed timely before its execution and to agree with the contents. After limited reading, this deed was signed first by the person appearing and thereafter by me, civil law notary.